EXHIBIT - 11.1

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

Brek Energy Corporation
Year ended December 31, 2001
Computation of loss per share
                                              No of days      Weighted average
Date                       Shares issued     outstanding         No. of shares
----                       -------------     -----------      ----------------


1-Jan-01                      19,210,037             365            19,210,037




Total (Basic)                 19,210,037                            19,210,037

Loss for the year                                                $  10,461,322

Loss per share- basic                                            $        0.54